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                                                                     EXHIBIT 4.3



                            RAINING DATA CORPORATION
                        fka OMNIS TECHNOLOGY CORPORATION
                  COMMON STOCK PURCHASE AGREEMENT -- INDIVIDUAL



This Agreement is made as of December 4, 2000 (the "Effective Date") among RAINING DATA CORPORATION fka OMNIS TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), and HARRY AUGUR (the "Purchaser").

        In consideration of the mutual promises and representations and warranties of the parties hereto and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

        1.     AUTHORIZATION AND SALE OF COMMON STOCK.

        (a) Authorization. The Company will authorize the sale and issuance of up to Two Million One Hundred Thousand (2,100,000) shares of its Common Stock, $0.10 par value ("Common Stock"), having the rights, privileges and preferences as set forth in the Restated Certificate of Incorporation of the Company (the "Certificate") in the form attached to this Agreement as Exhibit A.

        (b) Sale of the Shares. Subject to the terms and conditions hereof, the Company will issue and sell to the Purchaser, and the Purchaser will buy from the Company, Ten Thousand (10,000) shares of its Common Stock (the "Shares") at a price of Four Dollars Twelve and One-Half Cents ($4.125) per share for an aggregate purchase price of Forty-One Thousand Two Hundred Fifty Dollars ($41,250)(the "Purchase Price"). Contemporaneously herewith and subject to the same terms and conditions, the Company will cause the issuance of and sell to each of the persons and entities (the "Additional Purchasers") listed on the Schedule of Purchasers attached hereto as Exhibit B and the Additional Purchasers will purchase from the Company, the total number of shares of Common Stock specified opposite such Additional Purchaser's name in column 2 of Exhibit B, at the aggregate purchase price set forth in column 3 of Exhibit B, representing a price of Four Dollars Twelve and One-Half Cents ($4.125) per share.

        2.     CLOSING DATES; DELIVERY.

        (a) Closing Date. The closing of the purchase and sale of the Shares hereunder shall be held at the offices of Morrison & Foerster, LLP, 425 Market Street, 33d Floor, San Francisco, California 94105 at 4 p.m. local time on December 4, 2000 (the "Closing") or as soon thereafter as the conditions to the Closing set forth in

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Sections 5 and 6 have been satisfied or waived or at such other time and place upon which the Company and the Purchaser shall agree (the "Closing Date").

        (b) Delivery. As of the Closing, the Company shall issue irrevocable instructions to its transfer agent to cause the issuance to the Purchaser of a duly executed stock certificate or certificates evidencing the Shares registered in the Purchaser's name as set forth above, representing the number of Shares designated in Section 1(b) to be purchased by the Purchaser.

        (c) Payment of Purchase Price. Purchaser shall pay the full amount of the Purchase Price at the Closing by wire transfer pursuant to the instructions of the Company.

        3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Except as specifically set forth in any disclosure schedule provided by the Company and attached hereto (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

        (a) Organization and Standing. The Company is a corporation duly organized validly existing and in good standing in the state or jurisdiction of its incorporation and is qualified to do business in the State of California. The Company and each of its subsidiaries in the United States and the United Kingdom has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

        (b) Authority. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement (as defined below) and all other agreements or instruments related thereto have been duly authorized by all necessary action on the part of the Company and its board of directors. The Company has all right, power and authority to enter into, execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby with the Purchaser, and this Agreement and said Registration Rights Agreement, once executed by the Company and the Purchaser, will constitute the legally binding valid obligations of the Company enforceable in accordance with its terms, such enforceability being subject only to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.



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        (c)    Capitalization.

               (i) On December 1, 2000 a Certificate of Merger was filed with the Delaware Secretary of State effecting the merger transaction between the Company, Raining Merger Sub, Inc. and PickAx, Inc. (the "Pick Merger") pursuant to the terms and conditions of that certain Agreement and Plan of Merger between said parties and Gilbert Figueroa dated as of August 23, 2000 as amended (attached as an Exhibit to the Merger Proxy Statement (as hereinafter defined) provided to the Purchaser hereunder). Pursuant to the Pick Merger, the Company acquired all of the capital stock of PickAx, Inc., a Delaware corporation, and the Company changed its name to Raining Data Corporation.

               (ii) As of the Effective Date the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, of which 10,278,230 shares were issued and outstanding immediately prior to the Pick Merger and an additional 3,493,369 shares are being issued and will be outstanding in connection with the Pick Merger; and 300,000 shares of Series A Convertible Preferred Stock ("Preferred Stock"), all of which are issued and outstanding. Such shares do not include the issuance or assumption or exercise of any outstanding options or warrants to purchase capital stock of the Company as of the Effective Date or the Closing Date.

               (iii) The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws, subject to the reliance of the Company on representations made by the purchasers thereof. The Preferred Stock has the rights, preferences, privileges and restrictions set forth in the Certificate Of Designations of Series A Convertible Preferred Stock of Raining Data Corporation fka Omnis Technology Corporation substantially in the form attached hereto and made a part hereof as Exhibit C ("Certificate of Designations").

               (iv) There are no options, warrants, conversions, privileges or other contractual rights presently outstanding to purchase or otherwise acquire any shares of the stock or other securities of the Company, except for (1) stock options granted to employees, directors and contractors of the Company or its subsidiaries; (2) warrants or stock options granted or assumed in connection with the Pick Merger; (3) that certain warrant to purchase 500,000 shares of the Common Stock of the Company at an exercise price of $7 per share granted to Astoria Capital Partners, L.P.; and (4) a de minimis amount which may be unaccountable due to past record keeping practices.

        (d) Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued (including without limitation, issued in compliance with applicable state and federal securities laws), fully paid and nonassessable and will have the rights, preferences and privileges described in the



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Certificate; and the Shares shall be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Company; provided however that the Shares will be subject to restrictions on transfer under federal and securities laws and the terms and conditions of this Agreement and the Registration Rights Agreement, including but not limited to the representations and warranties of the Purchaser being relied upon by the Company hereunder as the basis for federal and state securities law exemptions.

        (e) Subsidiaries. As of the Effective Date, the Company owns all outstanding capital stock of Omnis Software, Inc., a California corporation, Omnis Holdings Limited, a corporation organized under the laws of England, Omnis Software Limited, a corporation organized under the laws of England, Omnis Holdings UK, a corporation organized under the laws of England and Omnis Software GmbH, a corporation organized under the laws of Germany. As of December 1, 2000 the Company also acquired all of the outstanding capital stock of PickAx, Inc., a Delaware corporation.

        (f) Financial Statements. The Company has delivered to the Purchaser (i) the audited consolidated balance sheet of the Company as of March 31, 2000, and the related audited statements of operations, changes in stockholder's equity and cash flows of the Company for the fiscal year ended March 31, 2000, together with the notes thereto and the report and certification of auditor relating thereto; and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2000 and the unaudited statements of operations, changes in stockholder's equity and cash flows of the Company as of September 30, 2000 for the six (6) months then ended, together with the notes thereto; all as part of the SEC Filings provided to the Purchaser hereunder (collectively the "Financial Statements"). The Financial Statements are complete and correct in all material respects and accurately set out and describe in all material respects the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein.

        (g) Reports. The Company has delivered to the Purchaser copies of the Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2000 as filed with the Securities and Exchange Commission (the "SEC") on July 31, 2000, without exhibits; the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000 as filed with the SEC on August 10, 2000 and November 6, 2000 respectively; the definitive proxy statement for the 2000 annual meeting of the stockholders of the Company as filed with the SEC on October 10, 2000; and the definitive proxy statement for the special meeting of the stockholders of the Company with respect to the Pick Merger as filed with the SEC on November 16, 2000 ("Merger Proxy Statement") (collectively "SEC Filings"). Such SEC Filings complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Since September



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30, 2000 there has not been any material change in the assets, liabilities, condition (financial or otherwise) or results of operations of the Company except (i) changes in the ordinary course of business, none of which has had or is expected to have a material adverse effect on such assets, liabilities, conditions or result of operations; (ii) the consummation of the Pick Merger on December 1, 2000; and (iii) the exercise of a warrant and related cancellation of a credit facility promissory note made by the Company in the principal amount of $3 Million by Astoria Capital Partners, L.P., in exchange for 645,400 shares of the Common Stock of the Company at an exercise price of $5 per share, in connection with the Pick Merger.

        (h) No Conflict. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby with the Purchaser will not materially conflict with or result in any violation of, or default, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of the Certificate or bylaws of the Company or any legally enforceable contract or agreement between the Company and any third person or entity or any judgment, order, decree, statute, law, ordinance, rule or regulation known to and applicable to the Company or its properties or assets, subject to federal and state securities laws; and the Company is not a party to any outstanding agreement which material obligation or agreement is inconsistent with this Agreement.

        (i) Governmental Consents. No consent, approval, order or authorization of, or registration, designation, declaration or filing with, any local, state or federal governmental authority on the part of the Company is required in connection with the Company's valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the consummation of any other transaction with the Purchaser contemplated hereby, except the filing of a Form D notice under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and any other post-sale filings required by applicable state securities laws. The offer, sale and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of
Section 5 of the Securities Act and from the qualification requirements of applicable state securities laws, assuming the accuracy of the representations and warranties of the Purchaser as set forth in Section 4 of this Agreement.

        (j) Litigation. To the knowledge of the Company, there is no action, proceeding or investigation pending or threatened, or any basis therefor known to the Company, that questions the validity of this Agreement, or the right of the Company to enter into, or to consummate the transactions with Purchaser contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any material change in the current equity ownership of the Company. The Company (a) is not a party to any such lawsuit or similar action or proceeding, (b) is not a party to or subject to any order, writ, injunction, judgment or decree of any court or



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government agency or instrumentality in such connection, and (c) does not intend to initiate any such action, suit, proceeding or investigation.

        (k) Adverse Effects. There is no fact within the knowledge of the Company as of the Closing Date (other than publicly known facts relating to political or economic matters of general applicability that may adversely affect all comparable entities) that will have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement; subject however to the risk factors and disclosures set forth in the SEC Filings, including but not limited to the risk factors and disclosures relating to the Pick Merger as set forth in the Merger Proxy Statement.

        (l) Full Disclosure. The representations and warranties of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

        (m) Brokers or Finders. The Company has not incurred and will not incur, as a result of any action taken by the Company or its representative or agent, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions with Purchaser contemplated hereby. The Company agrees to fully indemnify and defend and hold harmless Purchaser from and against all such liabilities incurred by the Company in connection with the transactions with Purchaser contemplated by this Agreement, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

        (n) Effective Dates. The representations and warranties of the Company set forth in this Agreement are true in all respects as of the date of this Agreement and further shall be true in all material respects on and as of the Closing as though made at that time.

        4.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

        The Purchaser hereby represents and warrants and covenants to the Company with respect to his purchase of the Shares as follows:

        (a) Authority. The Purchaser has all right, power and authority to enter into, execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby, and this Agreement and said Registration Rights Agreement, once executed by the Company and the Purchaser, will



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constitute the legally binding valid obligations of the Purchaser enforceable in accordance with its terms, such enforceability being subject only to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        (b) Accredited Investor. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933 ("Securities Act") (excerpts of the definition of "accredited investor" are attached hereto and made a part hereof as Exhibit D). The Purchaser is resident of the State indicated in the space provided in the signature page hereof.

        (c) Experience. The Purchaser, by reason of his or its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Purchaser is capable of (i) evaluating the merits and risks of an investment in the Shares and making an informed investment decision, (ii) protecting his or its own interest and (iii) bearing the economic risk of such investment. If the Purchaser has retained a stockholder representative with respect to the investment in the Shares, then the Purchaser shall, prior to or at the Closing hereunder, (x) acknowledge in writing such representation and (y) cause such representative to execute and deliver such statements or other certificates to the Company containing such representations as are reasonably requested by the Company.

        (d) Investment Intent. The Purchaser is acquiring the Shares for investment for his or its own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

        (e) Certain Restrictions. The Purchaser understands that the Shares have not been registered under the Securities Act or state securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other matters, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser further understands that the Company shall have no obligation to register the Shares under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except pursuant to the Registration Rights Agreement to be entered into in connection with this Agreement. The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Purchaser hereby acknowledges that because of the restrictions on transfer or assignment of such Shares



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to be issued hereunder, the Purchaser may have to bear the economic risk of the investment commitment in the Shares for an indefinite period of time. The Purchaser further acknowledges and understands that any investment in the Company is inherently speculative and subject to material financial risks and that its or his entire investment in the Company could be lost.

        (f) Compliance with Securities Laws. The Purchaser will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of the Shares. In furtherance of the foregoing, and in addition to the restrictions contained herein or in the Registration Rights Agreement, the Purchaser will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any of the Shares unless at such time at least one of the following is satisfied: (i) a registration statement under the Securities Act covering the Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and shall then be effective under the Securities Act; (ii) such transaction shall be permitted pursuant to the provisions of Rule 144; (iii) counsel representing the Purchaser, satisfactory to the Company, shall have advised the Company in a written opinion letter reasonably satisfactory to the Company and its counsel, and upon which the Company and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; or (iv) an authorized representative of the SEC shall have rendered written advice to the Purchaser (sought by the Purchaser or counsel to the Purchaser, with a copy thereof and of all other related communications delivered to the Company) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including the requirement that the Shares be held for a minimum of one (1) year and in certain cases two (2) years, after they have been purchased and paid for within the meaning of Rule 144.

        (g) Restrictive Legend. All certificates representing the Shares deliverable to the Purchaser hereunder and any certificates subsequently issued with respect thereto or in substitution therefor, unless a sale, transfer or other disposition is executed pursuant to one or more of the alternative conditions set forth in Section 4(f) shall have occurred, or unless the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied, shall bear a legend substantially as follows, in addition to any legend the Company determines in its sole judgment is required pursuant to any applicable legal requirement:



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               "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED,
        SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN COMMON STOCK PURCHASE AGREEMENT DATED AS OF DECEMBER 4, 2000 AND THAT CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF DECEMBER 4, 2000, COPIES OF EACH OF WHICH RAINING DATA CORPORATION WILL FURNISH, WITHOUT CHARGE, TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST THEREFOR"

The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for the Shares but not as to the certificates for any part of the Shares as to which said legend is no longer appropriate when one or more of the alternatives set forth in Section 4(f) shall have been satisfied.

        (h) Access to Information. The Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Purchaser reasonably considers important in making the decision to purchase the Shares. The Purchaser has received and has reviewed the SEC Filings of the Company. The Purchaser has had an opportunity to discuss the business, management and financial affairs and prospects of the Company and its subsidiaries with the Company's management and has had the opportunity to review the United States facilities of the Company and its subsidiaries. The Purchaser acknowledges and understands that such discussions, as well as any written information issued by the Company, were intended to describe certain material aspects of its business and prospects but were not intended as and were not a thorough or exhaustive description or disclosure of the subject matter thereof.

        (i) Absence of Claims. The Purchaser has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Purchaser against the Company or any of its predecessors, successors, affiliates, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any manner relating to any duty or obligation of the Company or such other related person or entity to the Purchaser or any affiliate.

        (j) No Conflict. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not materially conflict with any legally enforceable contract or agreement between the Purchaser and any third



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person or entity; and the Purchaser is not a party to any outstanding agreement which any material obligation or agreement is inconsistent with this Agreement.

        (k) Full Disclosure. The representations and warranties of the Purchaser contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

        (l) Brokers or Finders. The Purchaser has not incurred and will not incur, as a result of any action taken by the Purchaser or its representative or agent, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to fully indemnify and defend and hold harmless the Company from and against all such liabilities incurred by Purchaser in connection with the transactions contemplated by this Agreement, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

        (m) Effective Dates. The representations and warranties of the Purchaser in this Agreement are true in all respects as of the date of this Agreement and further shall be true in all material respects on and as of the Closing as though made at that time.

        5. PURCHASER'S CONDITIONS TO CLOSING. The obligation of the Purchaser to purchase the Shares at the Closing are subject to the fulfillment of the following conditions, the waiver of which shall not be effective against the Purchaser if not consented to in writing:

        (a) Closing of Pick Merger. The closing of the merger transaction between the Company, Raining Merger Sub, Inc. and PickAx, Inc. (the "Pick Merger") pursuant to the terms and conditions of that certain Agreement and Plan of Merger between said parties and Gilbert Figueroa dated as of August 23, 2000 as amended (attached as an Exhibit to the Merger Proxy Statement provided to the Purchaser hereunder) shall have occurred.

        (b) Representations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

        (c) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.



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        (d) Compliance Certificate. The Company will have delivered to the
Purchaser a Certificate dated as of the Closing signed by the President of the Company certifying that the conditions set forth in Section 5(b) and (c) have been fulfilled.

        6.     COMPANY'S CONDITIONS TO CLOSING.

        The obligation of the Company to sell and issue the Shares of the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

        (a) Representations. The representations made by the Purchaser in
Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

        (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

        (c) Compliance Certificate. If the Purchaser is not an individual, the Purchaser will have delivered to the Company a Certificate dated as of the Closing signed by the President or General Partner of the Purchaser certifying that the conditions set forth in Section 6(a) and (b) have been fulfilled.

        7.     USE OF PROCEEDS.

        The Company shall be entitled to use the proceeds from the sale of the Shares for such corporate purposes as determined by the management of the Company from time to time.

        8.     REGISTRATION RIGHTS.

        The Company will register all the Shares to be purchased by the Purchaser resale under the Securities Act of 1933, as amended, and the securities laws of such states as the parties may reasonably agree upon, pursuant to the terms of that certain Registration Rights Agreement substantially in the form attached hereto and made a part hereof as Exhibit E (the "Registration Rights Agreement").

        9.     MISCELLANEOUS.

        (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California, and without reference to the principles of conflicts of law. All disputes arising under this Agreement shall be brought in the Superior Court of the State of California in San Francisco County or the



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Federal Court for the Northern District of California, and such courts shall have exclusive jurisdiction over disputes under this Agreement. Each of the parties expressly consents to jurisdiction and venue in the state and federal courts located in the State of California, San Francisco County, for all purposes of this Agreement or any dispute or controversy hereunder.

        (b) Successors and Assigns. The Purchaser shall not have any right to assign or transfer this Agreement or any of its rights or obligations hereunder to any third person or entity without the prior written consent of the Company, which may be withheld in its sole discretion. Except as limited by the foregoing, the provisions hereof shall inure to the benefit of and be binding upon the respective officers, directors, stockholders, affiliates, partners, members, agents, representatives, successors and assigns of each of the parties hereto.

        (c) Entire Agreement. This Agreement and the Registration Rights Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof; and any prior or contemporaneous agreements, promises, understandings, covenants, conditions, representations or warranties of any kind or nature with regard to said subject matter not expressly set forth herein, whether written or oral or express or implied, shall be superseded and of no force or effect. Any modification or amendment or waiver of this Agreement must be in writing and signed by both parties to be valid.

        (d) Waiver; Remedies. Any failure to enforce or delay in enforcing any of rights or obligations for the benefit of a party shall not be treated as a waiver thereof. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

        (e) Notices, Etc. All notices, requests, demands and other communications required or permitted to be given hereunder ("Notices") shall be in writing and shall be delivered prepaid (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by United States first class registered or certified mail return receipt requested, or (d) by telefacsimile, using equipment that provides written confirmation of receipt, addressed to the other party at the address or facsimile number for such party provided herein; and the date of notice shall be the earlier of (i) actual receipt of notice by any permitted means, or (ii) three (3) business days following dispatch by overnight delivery service or the United States Mail; provided however any notice delivered by telefacsimile shall be effective only if the facsimile is legible and if a confirming copy is sent by any other permitted means hereunder within ten (10) days after transmission. All Notices shall be addressed: (x) if to the Purchaser, at the Purchaser's address or telefacsimile number set forth on the signature page hereof, or at such other address or



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

number as the Purchaser shall have furnished to the Company in writing for such purpose, or (y) if to the Company, at its address or telefacsimile number set forth on the signature page hereof, to the attention of the President of the Company, or at such other address or number as the Company shall have furnished in writing to the Purchaser for such purpose, with a copy to: Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, Attention:
Stafford Matthews, Esq.

        (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        (g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        (h) Interpretation. The titles and section headings set forth in this Agreement are for convenience only. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders. No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation. Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

        (i) Attorneys' Fees. In the event suit is brought to enforce or interpret any part of this Agreement or any of the rights or obligations of any party hereunder, the prevailing party shall be entitled to recover as an element of such party's costs of suit, and not as damages, reasonable attorneys' fees and expenses, court costs and expert witness fees and costs.

        (j) Survival of Representations and Warranties. The representations and warranties and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided however that such representations and warranties shall be deemed made as of the Effective Date and as of the Closing Date.

        (k) Taxes. The Purchaser shall be responsible for all sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the issuance, sale or purchase of the Shares, including but not limited to any interest or penalties in respect thereof.

        (l) Expenses. Each of the parties shall bear all of its own costs and expenses incurred in connection with the negotiation of this Agreement and the sale and purchase of the Shares, including legal and accounting fees incurred in connection therewith.

        IN WITNESS WHEREOF, the parties hereto have entered into and executed this Common Stock Purchase Agreement as of the date first above written.


RAINING DATA CORPORATION
fka OMNIS TECHNOLOGY CORPORATION
a Delaware Corporation


By:     /s/ Gilbert Figueroa
        -------------------------------
        Gilbert Figueroa, President

17500 Cartwright Road
Irvine, California 92614-5846
Attn: President
Fax:  (949) 250-8187


PURCHASER:


/s/ Tamara G. Shelini
---------------------------------------
for Solomon Smith Barney as Custodian
Harrison H. Augur, Keogh MP
1071 Willoughby Way
P.O. Box 4389
Aspen, Colorado 81611
Fax:  970-925-2045

State of Residence of Purchaser:    Colorado

                            RAINING DATA CORPORATION
                        fka OMNIS TECHNOLOGY CORPORATION
                         COMMON STOCK PURCHASE AGREEMENT
                                    EXHIBIT A



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION




                           AS ON FILE WITH THE COMPANY

                            RAINING DATA CORPORATION
                        fka OMNIS TECHNOLOGY CORPORATION
                         COMMON STOCK PURCHASE AGREEMENT
                                    EXHIBIT B



                             SCHEDULE OF PURCHASERS



 NAME                                       SHARES            PURCHASE PRICE
 ----                                       ------            --------------
Astoria Capital Partners, L.P.            1,005,548            $ 4,147,886

Astoria Capital Partners, L.P.              969,697            $ 4,000,000

Robert van Roijen                            12,121            $    50,000

Harry Augur                                  10,000            $    41,250

                            RAINING DATA CORPORATION
                        fka OMNIS TECHNOLOGY CORPORATION
                         COMMON STOCK PURCHASE AGREEMENT
                                    EXHIBIT C



                     CERTIFICATE OF DESIGNATIONS OF SERIES A
                           CONVERTIBLE PREFERRED STOCK

                            RAINING DATA CORPORATION
                        fka OMNIS TECHNOLOGY CORPORATION
                        COMMON STOCK PURCHASE AGREEMENT
                                   EXHIBIT D




                       DEFINITION OF ACCREDITED INVESTOR
           (as provided in Rule 501 under the Securities Act of 1933)

(a) Accredited Investor. "Accredited Investor" shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

               . . .

(3) Any organization described in Section 501 (c) (3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

               . . .

                            RAINING DATA CORPORATION
                        fka OMNIS TECHNOLOGY CORPORATION
                         COMMON STOCK PURCHASE AGREEMENT
                                    EXHIBIT E


                          REGISTRATION RIGHTS AGREEMENT



                                    [OMITTED]